UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

StartInvest Venture Fund

Address of Principal Business Office (No. &Street, City, State, Zip Code):

406 Broadway No 315
Santa Monica, CA 90401

Telephone Number (including area code)
(424) 303-3666

Name and address of agent for service:

HARVARD BUSINESS SERVICES, INC.
16192 COASTAL HWY
Lewes, DE 19958

COPIES TO:

Seyed Mehran Hosseini
Chief Compliance Officer
StartInvest Financial LLC
406 Broadway No 315
Santa Monica, CA 90401

CHECK APPROPRIATE BOX:

Registrant is filing a Registration
Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒   NO  ☐

SIGNATURES

to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Santa Monica, in the State of California on the 5th day of June, 2024.

StartInvest Venture Fund

By:
/s/ Seyed Mehrdad Hosseini

Seyed Mehrdad Hosseini

Sole Initial Trustee